SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)  December 31, 2008

THE BEARD COMPANY

(Exact name of registrant as specified in its charter)

Oklahoma	1-12396	73-0970298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Harvey Parkway

301 N. W. 63rd Street, Suite 400

Oklahoma City, Oklahoma                73116

(Address of principal executive offices)   (Zip Code)

(405) 842-2333

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Information to be Included in the Report:

Item 1.01  Entry into a Material Definitive Agreement.

Item 2.01  Completion of Acquisition or Disposition of Assets.

On December 31, 2008, The Beard Company (the “Company”) entered into an agreement (the “Agreement”) to finalize the sale of the Company’s entire interest in BEE/7HBF, LLC (“BEE/7HBF”) effective as of such date. BEE/7HBF was a partnership between Beard Environmental Engineering, LLC (“BEE”), a wholly-owned subsidiary of the Company, and 7HBF, Ltd. (“7HBF”), a Texas limited partnership. BEE/7HBF conducts fertilizer manufacturing and sales activities in the People’s Republic of China through its wholly-owned subsidiary, Xianghe BH Fertilizer Co., Ltd. (“XBH”). The assets of BEE/7HBF consist primarily of fertilizer manufacturing equipment and inventory (including both raw materials and work-in-progress).

Under the terms of the Agreement, the Company has relinquished all of its ownership interests in the partnership to 7HBF and issued a six-month $47,000 promissory note to 7HBF to pay for the Company’s 50% share of the accrued interest to December 31, 2008 on an $850,000 note. 7HBF will pay BEE $1 for the partnership interest acquired. BEE/7HBF and XBH will no longer be controlled by the Company and its results of operations will cease to be consolidated with the Company’s.

As a result of the transaction, the Company expects to record a gain in excess of $1 million in the quarter ended December 31, 2008. The transaction will also improve the Company’s working capital by approximately $1.5 million via the elimination of over $500,000 in assets and over $2 million in debt and other liabilities of the two deconsolidated subsidiaries.

The Company’s Board of Directors had voted to discontinue the China Segment effective December 31, 2007 and elected to dispose of the Company’s fertilizer manufacturing manufacturing operations and related interests in China. Operations of the segment, which produced revenues of $55,000 and incurred losses of $721,000 for the nine months ended September 30, 2008, were reported as discontinued operations during the year 2008.

7HBF, in addition to being Beard’s partner in BEE/7HBF, is also the largest outside stockholder of the Company, owning on the date of the transaction 18.92% of the Company’s outstanding common stock. The transaction was concluded following arms’ length negotiations between the two parties, and followed a year-long period during which the partnership, Company management and 7HBF management made diligent efforts to sell XBH, or alternatively, to negotiate a contract with another fertilizer company to manufacture product for them. All such efforts have, to date, been unsuccessful.

The Company expects to complete the liquidation of its other subsidiaries in China within the next 60 days. Such actions are expected to have a minimal effect on the Company’s balance sheet. Finalization of the sale and the wind down of the other subsidiaries will conclude all of the activities of the China Segment.

Item 3.02  Unregistered Sales of Equity Securities.

2007 Warrants

On August 31, 2007, the Company paid $78,691.06 of interest due on its 12% Convertible Subordinated Notes due August 31, 2009 (the “2009 Notes”) with $78,691.06 of 6-month 12% notes due February 29, 2008 (the “2008 Notes”) plus 2-year Warrants (the “2007 Warrants”) to purchase 7,869 shares of the Company’s common stock. On September 17, 2007 the Company sold an additional $50,000 2008 Note due March 17, 2008, plus a 2007 Warrant to purchase 5,000 shares of the Company’s

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common stock. All of the Warrants are exercisable at $0.80 per share. The 2008 Notes have been paid in full.

On August 29, 2008, one of the 2007 Warrant holders exercised its 2007 Warrant to puchase 308 shares of our Underlying Common Stock. On November 18, 2008, another of the 2007 Warrant holders exercised its 2007 Warrant to purchase 840 shares of our Underlying Common Stock. On December 20, 2008, a third 2007 Warrant holder exercised his 2007 Warrant to purchase 270 shares of our Underlying Common Stock. The issuance of these shares did not trigger a reporting requirement.

Grant of Option

The Company entered into a contract effective November 1, 2008 for a period of at least one year, pursuant to which R J Falkner & Company, Inc. will provide investor relations consulting services, including the periodic publication and distribution of research reports on the Company. The contract also provided that the Company would grant to R. Jerry Falkner a 5-year option to purchase 40,000 shares of the Company’s common stock at an exercise price of $3.55 per share (the “Falkner Option”). The Falkner Option vested immediately upon issuance. The shares will not be registered upon issuance, but Mr. Falkner does have piggyback registration rights.

Forced/Voluntary Conversion of 2009 Notes

On December 16, 2008, the Company notified the holders of $192,851 of its outstanding 12% Convertible Subordinated Notes due August 31, 2009 (the “2009 Notes”) purchased in February of 2006 (the “2006 Issue”) that those holders must convert such 2009 Notes by January 15, 2009, or the 2009 Notes would become void on January 16, 2009 (the “Forced Conversion Date”). The Company offered to pay the 2009 Note holders interest to January 15, 2009 if they would voluntarily convert their 2009 Notes as of December 31, 2008. The 2006 Issue of the 2009 Notes had Conversion Prices ranging from $1.324 to $1.339 per share. Prior to December 31, 2008, all of the holders of the 2006 Issue voluntarily elected to convert their 2009 Notes effective as of such date. As a result, the Company issued 145,412 of its common shares as of December 31, 2008.

Voluntary Conversion of 2009 Notes

On December 18, 2008, the Company advised the holders of $1,135,000 of its outstanding 2009 Notes purchased in 2005 (the “2005 Issue”) of the Forced Conversion of the 2006 Issue of the 2009 Notes. The 2005 Issue of the 2009 Notes have a Conversion Price of $2.25 per share. The Company offered to pay the holders of the 2005 Issue interest to February 28, 2009 if those holders elected to voluntarily convert their 2009 Notes as of December 31, 2008. Holders of $695,000 of the 2005 Issue voluntarily elected to convert their 2009 Notes. As a result, the Company issued 308,887 of its common shares as of December 31, 2008.

In addition to the 454,299 common shares issued in connection with the voluntary conversions of the two Issues of 2009 Notes, 5.02 fractional shares were cashed out based upon the Closing Price of the Company’s common stock on December 31, 2008.

In the Form 8-K the Company filed on August 28. 2008, the Company confirmed that its total outstanding common shares had increased to 9,374,869 following the conversion of its 2008 and 2010 convertible notes. The issuance of the two issues of common stock pursuant to the 2009 Note conversions triggered a reporting requirement. As a result of the three exercises of 2007 Warrants for an aggregate of 1,418 common shares and the voluntary conversion of the 2009 Notes for an aggregate of 454,299 common shares, the Company’s total outstanding common shares increased to 9,830,586 at December 31, 2008.

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None of the 2007 Warrants, the Falkner Option, the 2009 Notes, or the common stock underlying or issued in connection with the 2007 Warrants, the Falkner Option or the 2009 Notes (the “Underlying Common Stock”) are registered under the Securities Act of 1933, as amended (the “Securities Act”). The 2007 Warrants, the Falkner Option, the 2009 Notes, and the Underlying Common Stock were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act for “transactions by the issuer not involving a public offering,” in transactions that fell within the safe harbor provided by Rule 506 of Regulation D of the Securities Act.

Item 8.01  Other Events.

On January 5, 2009, the Company announced that Geohedral LLC, a private company in which the Company has a 23.16% equity interest, drilled 11 core holes during the fourth quarter of 2008 before suspending operations due to weather conditions. The cores were drilled to varying depths ranging from 65 feet to 125 feet. In the opinion of Geohedral’s geologist, meaningful amounts of magnetite, ilmenite, rutile, garnet, gold, silver and other precious metals were present in each of the core holes. Samples of the cores have been shipped to an independent laboratory in Vancouver that is performing the assays. Geohedral expects to receive a report from the independent engineering firm it has hired to evaluate the assays in late January, and the conclusions of the report will be made public at that time.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are filed with this Form 8-K and are identified by the numbers indicated:

Exhibit No.	Description

10.1	Letter Agreement dated December 24, 2008
99.1	Press Release dated January 5, 2009 re Conversion of 2009 Notes
99.2	Press Release dated January 5, 2009 re Geohedral coring activity
99.3	Press Release dated January 6, 2009 re disposition of China fertilizer operation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BEARD COMPANY

/s/ Herb Mee, Jr.
Herb Mee, Jr., President

January 8, 2009

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.1	Letter Agreement dated December 24, 2008	Filed herewith electronically

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99.1	Press Release dated January 5, 2009 re Conversion of 2009 Notes	Filed herewith electronically

99.2	Press Release dated January 5, 2009 re Geohedral coring activity	Filed herewith electronically

99.3	Press Release dated January 6, 2009 re disposition of China fertilizer operation	Filed herewith electronically

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